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SUB-ITEM 77(c)

MORGAN STANLEY INSURED MUNICIPAL TRUST


On November 14, 2008, a Special Meeting of Shareholders of the Trust was scheduled in order to vote on the proposals set forth below. The Special Meeting of Shareholders was adjourned until December 12, 2008 with respect to proposal 1 only. The voting results with respect to all proposals were as follows:

(1) Approval of a modification to the Trust's investment policies to allow the Trust to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A" by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment Adviser, or covered by insurance issued by insurers rated at least "A" by a
NRSRO:

                                FOR           AGAINST        ABSTAIN        BNV*

COMMON SHAREHOLDERS          7,964,634        852,002        561,303          0

PREFERRED SHAREHOLDERS         1,276            234             24            0

(2) Approval of a modification to the Trust's investment policies to allow the Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

        FOR                AGAINST             ABSTAIN              BNV*
     7,780,931             968,691             623,470               0




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(3) Eliminate certain fundamental policies and restrictions:

                                                                                    FOR        AGAINST        ABSTAIN         BNV*
Eliminate fundamental policy restricting the Trust's ability to pledge
assets.......................................................................... 7,230,638    1,378,903       763,551          0
Eliminate fundamental policy restricting purchases of securities on
margin.......................................................................... 7,183,677    1,417,446       771,969          0
Eliminate fundamental policy prohibiting investments in oil, gas and other
types of mineral leases......................................................... 7,326,499    1,261,436       785,157          0
Eliminate fundamental policy prohibiting investments for purposes of
exercising control.............................................................. 7,590,172    1,025,535       757,385          0
Eliminate fundamental policy regarding investments in unseasoned
companies....................................................................... 7,138,112    1,469,477       765,503          0
Eliminate fundamental policy prohibiting or restricting the purchase of
securities of issuers in which trustees or officers have an interest............ 7,197,944    1,423,842       751,305          0
Eliminate fundamental policy regarding purchase of common stock................. 7,410,941    1,220,445       741,706          0
Eliminate fundamental policy restricting investments in taxable debt
securities of any one issuer.................................................... 7,337,366    1,297,802       737,924          0
Eliminate fundamental policy regarding the purchase or sale of puts, calls
and combinations thereof........................................................ 7,209,599    1,392,635       770,858          0
Eliminate fundamental policy regarding the short sale of securities............. 7,154,142    1,452,365       766,585          0
Eliminate fundamental policy prohibiting investments in other investment
companies....................................................................... 7,485,189    1,160,159       727,744          0


(4) Modify certain fundamental investment policies and restrictions:

                                                                                    FOR        AGAINST        ABSTAIN         BNV*
Modify fundamental policy regarding diversification............................. 7,381,183    1,236,330       755,579          0
Modify fundamental policy regarding borrowing money............................. 7,182,111    1,415,003       775,978          0
Modify fundamental policy regarding loans....................................... 7,177,517    1,426,454       769,121          0
Modify fundamental policy regarding investment in commodities................... 7,221,571    1,402,627       748,894          0
Modify fundamental policy regarding issuance of senior securities............... 7,297,650    1,322,959       752,483          0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.